UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	August 23, 2017

DOUGLAS DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34728	134275891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7777 North 73rd Street, Milwaukee, Wisconsin 53223

(Address of principal executive offices, including zip code)

(414) 354-2310

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2017, Douglas Dynamics, Inc. (the “Company”) announced that Robert (Bob) McCormick, the Company’s current Executive Vice President and Chief Financial Officer, has been promoted to Chief Operating Officer, effective August 28, 2017.  In his new role, Mr. McCormick will assume day-to-day responsibility for both of the Company’s reporting segments and will continue to report to James L. Janik, the Company’s Chairman, President and Chief Executive Officer.  The Company also announced that Sarah C. Lauber will join the Company in the role of Chief Financial Officer and Secretary and serve as the Company’s principal financial officer, also effective as of August 28, 2017.

Mr. McCormick, 56, most recently served as the Company’s Executive Vice President and Chief Financial Officer since September 2004 and as the Company’s Secretary since May 2005.

Mrs. Lauber, 46, most recently served as Senior Vice President and Chief Financial Officer of Jason Industries, Inc. since January 2016 and as Jason Industries’ Chief Financial Officer since 2015. Prior to joining Jason Industries, Mrs. Lauber served as Vice President, Financial Planning and Analysis at Regal Beloit Corporation from 2011 until 2015. Mrs. Lauber previously served as Chief Financial Officer of A.O. Smith Corporation’s Electrical Products Company (“EPC”) from 2002 until EPC was acquired by Regal Beloit in 2011. Mrs. Lauber began her career as an accountant at KPMG, and is a certified public accountant and member of the AICPA.  Mrs. Lauber earned a Bachelor of Science in administration, with an accounting concentration, from California State University, San Bernardino, and an Executive Master of Business Administration from the Kellogg School of Management at Northwestern University.

In connection with Mrs. Lauber’s appointment, she will receive a base salary of $360,000 per year and will be eligible to receive an annual performance bonus, initially targeted at 75% of her base salary upon the achievement of certain performance targets approved by the Compensation Committee of the Company’s Board of Directors pursuant to the Company’s annual incentive plan. Mrs. Lauber will also be eligible to participate in the Company’s long-term equity program for executive officers, with a target share payout level set at 75% of her prorated fiscal 2017 base salary.  Mrs. Lauber is also subject to certain customary non-competition and other covenants in connection with her employment.

In connection with Mr. McCormick’s promotion, he will receive an increase in his annual base salary to $450,000.  The other terms of Mr. McCormick’s compensation remain unchanged and will continue to be governed by the terms of Mr. McCormick’s Employment Agreement with the Company, dated September 7, 2004, as amended.

Neither Mr. McCormick nor Mrs. Lauber were elected to their officer positions pursuant to any arrangement or understanding between the officer and any other person. There are no related party transactions between the Company and either of Mr. McCormick or Mrs. Lauber, and no family relationships exist between Mr. McCormick or Mrs. Lauber and any of the directors or officers of the Company.

The foregoing summary of the terms of Mrs. Lauber’s employment with the Company is qualified in its entirety by the terms of the Employment Agreement between Sarah C. Lauber and Douglas Dynamics, LLC, effective August 28, 2017, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with and contingent upon the effective date of the election on August 28, 2017 of Mrs. Lauber as Chief Financial Officer and Secretary and Mr. McCormick as Chief Operating Officer, the Board of Directors of the Company adopted the Company’s Third Amended and Restated Bylaws, which replaced in their entirety the Company’s Second Amended and Restated Bylaws.  The Third Amended and Restated Bylaws are substantially identical to the Second Amended and Restated Bylaws, except that the Third Amended and Restated Bylaws amend Article V to separate the roles and responsibilities of the President and Chief Operating Officer and include related conforming changes throughout the document.  The Third Amended and Restated Bylaws will become effective on August 28, 2017.

The forgoing description of the Third Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Company’s Third Amended and Restated Bylaws, filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(a)                                 Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Exhibits.  The following exhibits are being filed herewith:

(3.1)                       Third Amended and Restated Bylaws of Douglas Dynamics, Inc.

(10.1)                Employment Agreement between Sarah C. Lauber and Douglas Dynamics, LLC, effective August 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUGLAS DYNAMICS, INC.

Date: August 23, 2017	By:	/s/ James L. Janik
James L. Janik
Chairman, President and Chief Executive Officer

DOUGLAS DYNAMICS, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(3.1)	Third Amended and Restated Bylaws of Douglas Dynamics, Inc.

(10.1)	Employment Agreement between Sarah C. Lauber and Douglas Dynamics, LLC, effective August 28, 2017.